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               JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR
                        THE QUARTER ENDED MARCH 31, 2007

Morristown, Tennessee -- (April 27, 2007) - Jefferson Bancshares, Inc. (Nasdaq:
JFBI), the holding company for Jefferson Federal Bank, announced net income of $454,000, or $0.07 per diluted share, for the quarter ended March 31, 2007 compared to net income of $476,000, or $0.08 per diluted share, for the quarter ended March 31, 2006. For the nine months ended March 31, 2007, net income was $1.1 million, or $0.18 per diluted share, compared to $2.0 million, or $0.31 per diluted share, for the comparable period in 2006. The decline in net income for both the three- and nine-month periods ended March 31, 2007 was primarily the result of an increase in noninterest expense. The increase in noninterest expense reflects higher operating costs necessary to support our growth initiatives during the past year. Return on average assets and return on average equity for the nine months ended March 31, 2007 were 0.44% and 1.96%, respectively, compared to 0.86% and 3.33% for the corresponding period in 2006.

Anderson L. Smith, President and Chief Executive Officer, commented, "Notwithstanding the current interest rate environment and continued competitive pressures, we are pleased with our earnings improvement over the past two quarters. As with many in our industry, we have focused our attention on improving asset yields, minimizing our funding costs and reducing overhead. Our second office in the Knoxville market is scheduled to open in July of this year. We are excited about the prospects for new consumer and business relationships that this facility will bring. With the expansion of our consumer and business product lines, we are poised to offer our existing customers and prospective new customers an exceptional banking value combined with excellent customer service in both Hamblen and Knox counties."

Net interest income increased $97,000, or 3.5%, to $2.8 million for the quarter ended March 31, 2007 from the corresponding quarter in 2006. The interest rate spread and net interest margin for the quarter ended March 31, 2007 were 2.94% and 3.74%, respectively, compared to 3.04% and 3.80% for the same period in 2006. Interest income increased $612,000, or 13.3%, to $5.2 million for the three-month period ended March 31, 2007 as a result of growth in the average balance of loans and an increase in interest rates. The average yield earned on interest-earning assets increased 50 basis points to 6.88% for the three months ended March 31, 2007. Interest expense increased $515,000, or 27.6%, to $2.4 million for the quarter ended March 31, 2007, primarily due to an increase in interest rates and an increase in the average balance of both deposits and Federal Home Loan Bank ("FHLB") borrowings. The average rate paid on interest-bearing liabilities increased 59 basis points to 3.93% for the three months ended March 31, 2007.

For the nine months ended March 31, 2007, net interest income remained unchanged at $8.4 million from the comparable period in 2006. The interest rate spread and net interest margin for the nine months ended March 31, 2007 were 2.89% and 3.69%, respectively, compared to 3.24% and 3.96% for the same period in 2006. Interest income increased $2.4 million, or 18.2%, to $15.6 million for the nine-month period ended March 31, 2007 primarily due to an increase of 64 basis points in the yield on earning assets combined with growth in the average balance of loans. Interest expense increased $2.4 million, or 50.0%, to $7.2 million for the nine months ended March 31, 2007, primarily due to an increase in interest rates and an increase in the average balance of both deposits and FHLB advances. The average rate paid on interest-bearing liabilities increased 99 basis points to 3.96% for the nine months ended March 31, 2007.

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Noninterest income increased $11,000, or 3.5%, to $324,000 for the three months ended March 31, 2007 compared to the corresponding 2006 period primarily due to a decrease in loss on sale of investment securities. There was no loss on sale of investment securities recorded in the three-month period ended March 31, 2007 compared to a loss of $46,000 in the corresponding 2006 period. Mortgage origination fee income decreased $27,000, or 20.9%, to $102,000 for the three months ended March 31, 2007 due to a lower volume of loan originations. For the nine months ended March 31, 2007, noninterest income decreased $161,000, or 13.6%, to $1.0 million compared to the corresponding 2006 period. Loss on sale of investment securities was $29,000 for the nine-month period ended March 31, 2007 compared to $90,000 in the corresponding 2006 period. Mortgage origination fee income decreased $92,000, or 20.6%, to $354,000 for the nine-month period ended March 31, 2007. Gain on foreclosed real estate decreased $133,000, or 79.2%, to $35,000 for the nine-month period ended March 31, 2007.

Noninterest expense increased $163,000, or 7.1%, to $2.4 million for the three-month period ended March 31, 2007 and increased $1.2 million, or 18.7%, to $7.7 million for the nine-month period ended March 31, 2007 compared to the corresponding periods in 2006 due to operating expenses associated with our expansion initiatives. Compensation and benefits expense remained unchanged at $1.5 million for the three-month period ended March 31, 2007 and increased $463,000, or 11.4%, to $4.5 million for the nine months ended March 31, 2007 due to staff additions.

Nonperforming assets totaled $467,000, or 0.14% of total assets at March 31, 2007, compared to $223,000, or 0.07% of total assets at March 31, 2006. Annualized net charge-offs for the nine months ended March 31, 2007 were 0.08% of average loans, compared to 0.06% for the same period in 2006. The allowance for loan losses was $2.0 million, or 0.76% of total gross loans, at March 31, 2007 compared to $2.2 million, or 0.90% of total gross loans, at March 31, 2006. The provision for loan losses totaled $30,000 for the nine-month period ended March 31, 2007 as a result of growth in the loan portfolio, compared to no provision for the comparable period in 2006.

Total assets at March 31, 2007 were $329.8 million compared to $327.1 million at June 30, 2006. Net loans receivable increased $12.6 million, or 4.9%, to $266.7 million at March 31, 2007, primarily due to growth in commercial lending. Total deposits increased $20.1 million, or 10.1%, to $218.9 million at March 31, 2007 as a result of marketing efforts, promotions and certificate of deposit specials. The increase in deposits has provided funding for loan growth and reduced our reliance on FHLB advances during the nine months ended March 31, 2007. FHLB advances were $36.3 million at March 31, 2007, a decrease of $16.1 million, or 30.7%, compared to $52.4 million at June 30, 2006.

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Total equity decreased $886,000, to $73.7 million at March 31, 2007 due primarily to the repurchase of shares in the amount of $2.6 million. Stock repurchases for the three months ended March 31, 2007 totaled 93,558 shares at an average cost of $12.86 per share. On February 24, 2006, the Company announced its third stock repurchase program in which up to 690,261 shares, or 10% of the Company's outstanding common stock, may be repurchased. At March 31, 2007, 375,803 shares remained eligible for repurchase under the current stock repurchase program. The Company paid a $0.06 per share dividend to shareholders during the quarter ended March 31, 2007 totaling $387,000.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a federally-chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services with offices in Hamblen and Knox County. The Company's stock is listed on the NASDAQ Global Market under the symbol "JFBI." More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith 423-586-8421
Jane P. Hutton 423-586-8421


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                           JEFFERSON BANCSHARES, INC.

                                                   AT                   AT
                                             MARCH 31, 2007        JUNE 30, 2006
                                             --------------        -------------
                                                    (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                    $ 329,786             $ 327,137
Loans receivable, net                             266,677               254,127
Cash and cash equivalents, and
  interest-bearing deposits                         8,483                11,956
Investment securities                              27,354                31,845
Deposits                                          218,932               198,843
Borrowings                                         36,300                52,400
Stockholders' equity                               73,657                74,543


                                                   THREE MONTHS ENDED MARCH 31,             NINE MONTHS ENDED MARCH 31,
                                                    2007               2006                    2007             2006
                                                --------------    --------------         --------------    --------------
                                                               (Dollars in thousands, except per share data)
OPERATING DATA:
Interest income                                  $   5,217          $    4,605            $   15,587        $   13,191
Interest expense                                     2,381               1,866                 7,194             4,797
Net interest income                                  2,836               2,739                 8,393             8,394
Provision for loan losses                                -                   -                    30                 -
Net interest income after
 provision for loan losses                           2,836               2,739                 8,363             8,394
Noninterest income                                     324                 313                 1,021             1,182
Noninterest expense                                  2,449               2,286                 7,654             6,448
Earnings before income taxes                           711                 766                 1,730             3,128
Total income taxes                                     257                 290                   637             1,157
Net earnings                                     $     454          $      476            $    1,093        $    1,971

SHARE DATA:
Earnings per share, basic                        $     0.07         $     0.08            $     0.18        $     0.31
Earnings per share, diluted                      $     0.07         $     0.08            $     0.18        $     0.31
Dividends per share                              $     0.06         $     0.06            $     0.18        $     0.18
Weighted average shares:
    Basic                                         5,958,765          6,227,668             5,997,108         6,422,164
    Diluted                                       5,958,765          6,248,104             5,997,108         6,440,357


                                                   THREE MONTHS ENDED MARCH 31,             NINE MONTHS ENDED MARCH 31,
                                                    2007               2006                    2007             2006
                                                --------------    --------------         --------------    --------------
                                                                           (Dollars in thousands)
ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period                 $    2,108         $    2,234            $    2,172        $    2,293
Provision for loan losses                                 -                  -                    30                 -
Recoveries                                               32                 49                    75               125
Charge-offs                                             (92)               (92)                 (229)             (227)
                                                --------------    --------------         --------------    --------------
Net charge-offs                                         (60)               (43)                 (154)             (102)
                                                --------------    --------------         --------------    --------------
Allowance at end of period                       $    2,048         $    2,191            $    2,048        $    2,191
                                                ==============    ==============         ==============    ==============
Net charge-offs to average outstanding
  loans during the period, annualized                  0.09%              0.07%                 0.08%             0.06%


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

                                                   At                   At                   At
                                             March 31, 2007        June 30, 2006       March 31, 2006
                                             --------------        -------------       --------------
                                                                (Dollars in thousands)
NONPERFORMING ASSETS:
Nonaccrual loans:
  Real estate                                  $   333               $   296             $   62
  Commercial business                                -                    49                  -
  Consumer                                           -                     -                  -
                                             --------------        -------------       --------------
    Total                                          333                   345                 62
                                             --------------        -------------       --------------
Real estate owned                                  130                    74                161
Other nonperforming assets                           4                    16                  -
                                             --------------        -------------       --------------
Total nonperforming assets                     $   467               $   435             $  223
                                             ==============        =============       ==============




                                              Nine Months Ended           Year Ended
                                                March 31, 2007          June 30, 2006
                                              -----------------         -------------
PERFORMANCE RATIOS:
Return on average assets                             0.44%                   0.75%
Return on average equity                             1.96%                   2.99%
Interest rate spread                                 2.89%                   3.16%
Net interest margin                                  3.69%                   3.89%
Efficiency ratio                                    81.06%                  69.97%
Average interest-earning assets to
  average interest-bearing liabilities             125.25%                 130.28%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
  percent of total gross loans                       0.76%                   0.85%
Allowance for loan losses as a
  percent of nonperforming loans                   615.02%                 629.57%
Nonperforming loans as a percent
  of total loans                                     0.12%                   0.13%
Nonperforming assets as a percent
  of total assets                                    0.14%                   0.13%
